Exhibit 10.21

AMENDMENT

MeadWestvaco Corporation Compensation Plan for Non-Employee Directors

The following resolution was adopted by the Board of Directors of MeadWestvaco Corporation on January 23, 2007:

FURTHER RESOLVED, that the MeadWestvaco Corporation Compensation Plan for Non-Employee Directors shall be revised by amending Section 7.2, Adjustment for Changes in Capitalization, to read as follows:

“In the event of any change in corporate capitalization (including, but not limited to, a change in the number of shares of Common Stock outstanding), such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Compensation Committee or Board shall equitably adjust in the aggregate number and kind of shares provided for under Section 1(a) of the Plan, in the number of Options to be granted automatically pursuant to Article VI, and in the number, kind and option price of shares subject to outstanding Stock Units and Options, provided, that no such adjustment shall be made to outstanding Stock Units with respect to any dividend or other distribution for which Dividend Equivalents are credited to the applicable Stock Unit Account as provided in Section 4.2 of the Plan; and provided, further, that any resulting fractional share that would otherwise be subject to an Option shall be eliminated.”